Exhibit 99.1

MemberWorks to Acquire Lavalife Inc.; Transaction Provides Access to Large and Rapidly Growing Sector with Significant Channel and Content Expansion Opportunity

    STAMFORD, Conn.--(BUSINESS WIRE)--March 4, 2004--MemberWorks Incorporated (Nasdaq: MBRS), a leading provider of consumer and membership services through affinity marketing and online channels, today announced it has entered into an agreement to acquire Lavalife Inc. ("Lavalife"), a leading provider of online and IVR-based interactive personals services. MemberWorks will acquire Lavalife for approximately CAD $152.5 million in cash. Lavalife senior management will purchase approximately CAD $11.9 million in MemberWorks restricted common stock at closing.
    Lavalife, headquartered in Toronto, Canada, serves over 700,000 active customers principally in the U.S., Canada, and Australia. Lavalife's services have been built on the unique concept of enabling people to interact with each other in a real-time, "Anywhere", "Anytime", and "Anyhow" environment and allows singles to spontaneously communicate and search for a date, meet new people, and more actively manage their social lives. Lavalife's global revenues ranked 2nd in 2003 for interactive personals services. Lavalife.com, the company's interactive web site, had 8.2 million unique visitors in January 2004, ranking 5th globally and 1st in Canada, according to comScore Media Metrix. Revenues were CAD $102.6 million and EBITDA was CAD $17.4 million for the fiscal year ended September 30, 2003.
    MemberWorks expects the transaction, which is subject to customary closing conditions, to be completed in April 2004. The acquisition is expected to be neutral or accretive to Fiscal 2005 earnings and accretive to Fiscal 2006 earnings. Lavalife expects revenues of CAD $120 million and EBITDA of CAD $19 million for Fiscal 2005.
    Gary Johnson, President and CEO of MemberWorks, said, "With the acquisition of Lavalife, we will be able to broaden the scope of our online marketing presence and gain entry into the large and rapidly growing personals channel. Lavalife provides several key elements in extending our business online: a proven business model, expanded demographics, unique and expanding services, key strategic partnerships, and a solid track record. This acquisition is an excellent strategic fit and we believe that the combination will create new opportunities for continued growth."
    Bruce Croxon, CEO of Lavalife, said, "This combination will allow us to accelerate our top line growth, leverage our business model and leading brand with MemberWorks capital, management expertise, and synergies. We are enthusiastic about the opportunities it will provide for our employees, partners, and customers."
    MemberWorks also announced today it has extended the term of its bank credit facility to March 31, 2005 and increased the borrowing amount to $40 million from $28 million.

    Conference Call Note:

    MemberWorks will host a conference call on Thursday, March 4, 2004, at 10:00 A.M., EST, to discuss the announcement. This conference call will also be available live on the investor relations page of Company's web site at www.memberworks.com. Please go to the web site at least fifteen minutes prior to the call to register and download any necessary audio software. To listen to the conference call, please dial (888) 566-7602 approximately five to ten minutes before the scheduled start time. When prompted, state passcode "MBRS."
    For those who cannot listen to the live call, an audio replay of the call will be available approximately one hour after completion of the call until midnight on March 19, 2004. To listen to the audio replay, please call (800) 468-0318. A replay of the web cast will also be available on the Company's website beginning approximately 2 hours after the end of the call and will remain available until March 19, 2004.

    About MemberWorks

    Headquartered in Stamford, Conn., MemberWorks is a leader in bringing value to consumers by designing innovative programs that offer services and discounts on everyday needs in healthcare, personal finance, insurance, travel, entertainment, fashion and personal security. At December 31, 2003, 6.3 million retail members were enrolled in MemberWorks programs, gaining convenient access to significant savings at thousands of service providers and merchants. MemberWorks is the trusted marketing partner of leading consumer-driven organizations, and offers them effective tools to enhance their market presence, to strengthen customer affinity and to generate additional revenue.

    About Lavalife Inc.

    Lavalife Inc., the largest independent provider of technology-based dating services for singles, allows its members anytime, anywhere access to like-minded singles with offerings like Lavalife mobile (www.lavalifemobile.com) and Lavalife's video features. Founded in 1987, Lavalife markets its web and telephone products in over 66 markets across the United States, Canada and Australia. Lavalife's open-minded approach to dating allows members to choose how they want to "click" with other singles by offering three unique categories: dating, relationships and intimate encounters. Lavalife has over 6 million unique members who exchange 1.3 million messages every day. For more information on Lavalife, visit www.lavalife.com/corp and www.lavalife.com/mediaroom.

    Any statements herein regarding the business of MemberWorks Incorporated that are not historical are "forward looking statements" that are intended to qualify for the safe harbor provisions from liability provided by the Private Securities Litigation Reform Act of 1995. Forward looking statements include, but are not limited to, any projections of earnings, revenues or other financial items; any statements of the Company's plans, strategies or objectives for future operations; statements regarding future economic conditions or performance; and any statements of belief or expectation. All forward looking statements rely on assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Risks and uncertainties that could affect the Company's future results include general economic and business conditions, the level of demand for the Company's products and services, increased competition and regulatory and legal matters and uncertainties. Additional discussion of these and other factors that could cause actual results to differ from those intended is contained in the Company's most recent Quarterly Reports on Form 10-Q and Annual report on Form 10-K as filed with the SEC.

    CONTACT: MemberWorks Incorporated
             James B. Duffy, 203-324-7635
             or
             Sapphire Investor Relations, LLC
             Erica Mannion, 415-399-9345
             or
             Lavalife Contacts:
             Mansfield Communications, Toronto
             Hugh Mansfield/Kelly Krist, 416-599-0024 or
             Mansfield Communications, New York
             Amy Banek/Jennifer Taylor, 212-370-5045